CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

STOCK PURCHASE AGREEMENT
among
DR. LAWRENCE GROOP,
KRISTIN GROOP,
ESTHETIC EDUCATION, LLC
and
EDGE SYSTEMS INTERMEDIATE, LLC

dated as of
February 27, 2023

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”), dated as of February 27, 2023 is entered into between Dr. Lawrence Groop, an individual (“Seller”), Kristin Groop, an individual (“Mrs. Groop”), and Esthetic Education, LLC, Arizona limited liability company (“EE LLC” and collectively with Seller, Mrs. Groop and EE LLC, the “Seller Parties” and each, a “Seller Party”) and Edge Systems Intermediate, LLC, a Delaware limited liability company (“Buyer” and together with the Seller Parties, the “Parties” and each, a “Party”).
RECITALS
WHEREAS, Mrs. Groop owns all of the issued and outstanding membership interests of EE LLC;
WHEREAS, as of the date first written above, EE LLC owns the Intellectual Property and inventory set forth on Annex A attached hereto (the “EE Assets”) and Annex B attached hereto (the “Retained EE Assets”);
WHEREAS, the Seller owns all of the issued and outstanding shares of Common Shares (the “Shares”), of Esthetic Medical Inc., an Arizona corporation (the “Company”);
WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein;
WHEREAS, the transfer of ownership of the EE Assets from EE LLC to the Company is a condition to Buyer’s willingness to enter into this Agreement and purchase the Shares;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this ARTICLE I:
“Acquired Products” means the microneedle and associated products sold under the SkinStylus™ and SteriLock® tradenames.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Authorized Action” has the meaning set forth in Section 8.13(c).
“Benefit Plan” has the meaning set forth in Section 3.16(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnitees” has the meaning set forth in Section 8.02.
“Cartridge” means all microneedling cartridges utilized with the SkinStylus SteriLock system, including, but not limited to the cartridges known as: SteriLock 12 pin cartridge; SteriLock 36 pin cartridge; SteriLock 36 pin HiLo cartridge; SteriLock Nano cartridge; Biolock 2 11 pin cartridge; Biolock 2 36 pin cartridge; and Biolock 2 Nano cartridge.
“Closing” has the meaning set forth in Section 2.04.
“Closing Date” has the meaning set forth in Section 2.04.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” has the meaning set forth in Section 3.03(a).
“Company” has the meaning set forth in the recitals.
“Company Intellectual Property” has the meaning set forth in Section 3.12(a).
“Competitor” means each of Silkpeel/Dermalinfusion/Diamond Glow, Dermasweep, OxyGeneo/Geneo, Intraceuticals, JetPeel USA, Miramedtech, SaltFacial, Aqupure, Dermaclear, Crown Laboratories, Inc., Candela Medical Inc, Refine USA LLC, NovaCutis GmbH, Lumenis Inc., InMode Ltd, Aesthetics Biomedical Inc., Lutronic Inc. or Cutera, Inc., or any of their respective Affialites.
“Consulting Agreements” means consulting agreements, in form attached hereto as Exhibit A, to be entered into by and between the Buyer and each Principal, each effective as of the Closing Date.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Deferred COVID-19 Taxes” means any employment, payroll, or other Taxes otherwise due that have been deferred pursuant to the Families First Coronavirus Response Act, the CARES Act, IRS Notice 2020-18, IRS Notice 2020-20, or IRS Notice 2020-23, or any similar or additional U.S. federal, state, local, or foreign extension or deferral granted by an applicable Governmental Authority (including, for the avoidance of doubt, any U.S. presidential memorandum, executive order, or similar pronouncement) related to COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).
“Direct Claim” has the meaning set forth in Section 8.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.
“Dollars” or “$” means the lawful currency of the United States.
“EE Asset Reorganization” means the successful transfer of ownership of all of the EE Assets from EE LLC to the Company, free and clear of any Encumbrances, which transfer of the EE Assets shall occur prior to the Closing.
“EE Assets” hast the meaning set forth in the recitals.
“EE LLC” has the meaning set forth in the preamble.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment,

right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“Exploit” means to make, import, export, use, sell, or offer for sale, including to develop, commercialize, register, modify, enhance, improve, manufacture, hold, or keep or otherwise dispose of.
“Facial Indication Amount” means $1,300,000.
“Facial Indication Approval” means the full completion of the following items: (a) Company or a Seller Party obtaining written formal communication from the FDA of clearance to obtain “facial indication” for the SkinStylus Acquired Product with language substantially similar to the following: “SkinStylus SteriLock® MicroSystem is additionally indicated for use as a treatment to improve the appearance of facial acne scars in adults with Fitzpatrick Skin Types I - III, aged 22 years and older”; and allows a depth of at least 2.5mm; and (b) only in the event a Seller Party obtains the written approval in sub-section (a) above (as opposed to Company obtaining it), the Seller Parties causing such approval to be transferred, free and clear of any Encumbrances, to the Company.
“FDA” means the United States Food and Drug Administration.
“Federal Healthcare Program” means Medicare, Medicaid or any other federal or state health program, as defined in 42 U.S.C. § 1320a-7b(f).
“FFDCA” means the Federal Food, Drug, and Cosmetic Act, as amended.

“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Government Contracts” has the meaning set forth in Section 3.07(a)(v).
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Indemnified Party” has the meaning set forth in Section 8.05.
“Indemnifying Party” has the meaning set forth in Section 8.05.
“Insurance Policies” has the meaning set forth in Section 3.12.
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world, whether or not registered: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (g) all other intellectual or industrial property and proprietary rights.

“IP License” means any agreement, written or oral, to which Company has acquired rights to Licensed Intellectual Property.
“Knowledge of Seller Parties or Seller Parties’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of either Principal or of any director or officer of the Company, after due inquiry.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Sellers or any of the Company’s Affiliates.
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, Taxes, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.
“Material Contracts” has the meaning set forth in Section 3.07(a).
“Owned Intellectual Property” has the meaning set forth in Section 3.12(a).
“Parent” means The Beauty Health Company, a Delaware corporation.
“Parent Stock” means Class A Common Stock, par value $0.0001 per share, of Parent.
“Pending Claims” has the meaning set forth in Section 2.05(c).
“Permits” means all permits, clearances (including 510(k) clearances), licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Activity” means any of the activities set forth on Annex C attached hereto.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-Closing Tax Period” means any Tax period (or the portion thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” means any and all (a) Taxes (or the non-payment thereof) of, or attributable to, (i) the Company for any Tax period (or portion thereof) ending on or prior to the Closing Date (in the case of any Straddle Period, determined in the manner set forth in Section 6.03, and including, for the avoidance of doubt, any Deferred COVID-19 Taxes that would otherwise be considered to arise in a Tax period (or portion thereof) ending on or prior to the Closing Date but which were deferred under applicable Law), or (ii) the Principals; (b) to the extent not otherwise covered in (a), Taxes arising from the payment of any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing; (c) Taxes for which the Company becomes liable by reason of (i) being a member of an affiliated, aggregate, combined, consolidated, unitary, or similar group at any time prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision under any state, local, or foreign Tax Law, (ii) being a successor-in-interest or transferee of any other Person, Contract, any Law, or otherwise, which Taxes relate to an event or transaction occurring prior to Closing, or (iii) having an express or implied obligation to indemnify any other Person under any Tax allocation Contract, Tax sharing Contract, Tax indemnity Contract, or other similar Contract relating to Taxes that was executed or in effect at any time prior to Closing; (d) Transfer Taxes; or (e) Taxes arising from the change in the Company’s overall method of accounting for U.S. federal income tax purposes (and state and local Tax purposes, where applicable) from the cash method to the accrual method.
“Product” means the products, including the EE Assets and the Acquired Products following the EE Asset Reorganization, that have been prepared, designed, developed, sourced, processed, manufactured, packaged, labeled, distributed, marketed, promoted, or stored by the Company, including any components and accessories, in addition to finished products. The term “Product” does not include any Retained EE Assets.
“Principals” means the Seller and Mrs. Groop.
“Property Taxes” has the meaning set forth in Section 6.02(a).
“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, independent contractors, members, accountants and other agents of such Person.
“Restricted Business” means the business of, directly or indirectly, manufacturing, developing and marketing (a) the Acquired Products or any products associated with the EE Assets, (b) any serum, booster, and/or product that is contemplated to be attached to, used with, or applied with a micro/hydra-dermabrasion treatment device or a microneedling device), (c) any product intended to be used with a hydradermabrasion device or a microneedling device, whether such product’s intended use is at home by the consumer or to be administered in a commercial space by a licensed service provider or (d) any product in partnership or contract with any manufacturer and distributor of microdermabrasion machines, hydradermabrasion machines or microneedling machines, including, but not limited to, any Competitor. Notwithstanding the foregoing, the term “Restricted Business” does not include any Permitted Activity.

“Restricted Period” has the meaning set forth in Section 5.02(a).
“Retained EE Assets” has the meaning set forth in the Recitals.
“Royalty Amount” means $1,900,000.
“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.
“Seller Parties” has the meaning set forth in the preamble.
“Seller Representative” has the meaning set forth in Section 8.13(a).
“Serum” means that certain HACU Glide Serum (and Seller Parties’ rights to the underlying Intellectual Property thereof).
“Shares” has the meaning set forth in the recitals.
“Straddle Period” has the meaning set forth in Section 6.02.
“Supplier” means distributor, manufacturer, or supplier of Products, their accessories, or components.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, escheat, unclaimed property, occupation, premium, property (real or personal), real property gains, windfall profits, customs, tariffs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties imposed by any Governmental Authority, whether disputed or not.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” means the world.
“Third-Party Claim” has the meaning set forth in Section 8.05(a).
“Total Sale Consideration” has the meaning set forth in Section 2.02(a).
“Transaction Expenses” means all fees and expenses incurred by the Company or Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement, and the performance and consummation of the transactions contemplated hereby and thereby.
“Transfer Taxes” has the meaning set forth in Section 6.03.
“VWAP” means for any date, the price determined by the first of the following clauses that applies: (a) if the Parent Stock is then listed or quoted on a United States securities exchange, the ten (10)-day volume-weighted average of the closing sales price of the Parent Stock for such day on all United States securities exchanges on which the Parent Stock may be at the time be listed as of such date; or (b) in all other cases, the fair market value of a share of Parent Stock as determined by an independent appraiser selected by mutual agreement of the Seller Representative and Buyer.
ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.
Section 2.02    Total Sale Consideration.

(a)The maximum aggregate consideration payable to the Seller, inclusive of the contingent right to receive the Royalty Payments set forth in Section 2.05 and the contingent right to receive a Facial Indication Payment set forth in Section 2.07, is $16,300,000.00 (the “Total Sale Consideration”), which includes (i) shares of Parent Stock equal in value to $1,310,000 based on the VWAP as of the date two Business Days prior to the Closing Date (the “Total Stock Consideration”) and (ii) $14,990,000 in cash (the “Total Cash Consideration”);
(b)The consideration payable to the Seller on the Closing Date shall be:
(i)the Total Stock Consideration; and
(ii)(A) the Total Cash Consideration minus (B) the Royalty Amount minus (C) the Facial Indication Amount (the difference, $11,790,000.00, the “Closing Cash Consideration”).
Section 2.03    Transactions to be Effected at the Closing.
(a)At the Closing, Buyer shall deliver or cause to be delivered to the Seller:
(i)the Closing Cash Consideration by wire transfer of immediately-available funds to one or several accounts designated in writing by the Seller Representative;
(ii)the Total Stock Consideration in electronic Direct Registration System (DRS) book entry form; and
(iii)the Consulting Agreements, each duly executed by Buyer.
(b)At the Closing, the Seller shall deliver to Buyer:
(i)all approvals, consents and waivers, and executed counterparts thereof, that are listed on Section 3.05 of the Disclosure Schedules;
(ii)resignations of all the directors and officers of the Company;
(iii)the Consulting Agreement, each duly executed by the applicable Principal; and
(iv)evidence that the EE Asset Reorganization has been consummated, effectuated and completed in all respects, resulting in, for the avoidance of doubt, the Company owning the EE Assets free and clear of any Encumbrances.

Sectin 2.04    Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares contemplated hereby (the “Closing”) shall take place remotely via electronic exchange of documents and signatures (or their electronic counterparts) on the first Business Day immediately following the date first written above, provided the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) (the day on which the Closing takes place being the “Closing Date”).
Section 2.05    Royalty Payments.
(a)General. As contingent additional consideration for the Shares, Buyer shall pay to Seller a non-refundable, non-creditable royalty of $2.00 per Cartridge for the first 950,000 Cartridges actually sold by the Company in exchange for payment by a customer following the Closing (the “Royalty Payments”). For the avoidance of doubt, the Royalty Payments to be paid to the Seller collectively shall not exceed, in the aggregate, the Royalty Amount.
(b)Intentionally omitted.
(c)Notification and Delivery of Royalty Payments. During the period when Royalty Payments are due Seller (the “Royalty Term”) , Buyer will provide the Seller with a quarterly report (a “Sales Statement”) containing the following information with respect to such previous calendar quarter/month: (1) the number of Cartridges sold by the Company in exchange for payment by a customer; (2) the total Royalty Payments owed to the Seller based on the figures set forth in clause (1); and (3) the total Royalty Payments paid to the Seller to date, including the Royalty Payments set forth in clause (2). Sales Statements must be provided within forty-five (45) calendar days of the end of each calendar quarter. Contemporaneously with delivery of a Sales Statement, Buyer shall deliver or cause to be delivered the corresponding Royalty Payments owed to the Seller therein in accordance with payment instructions provided by Seller to Buyer.
(d)Right of Set-off. Pursuant to Section 8.06(b) Buyer shall have the right to set off against any portion of the Royalty Payment up to the Royalty Amount, whether any Royalty Payments have been paid to the Seller, the amount of any Losses to which any Buyer Indemnitee may be entitled under ARTICLE VIII of this Agreement. If Buyer deems it necessary to reserve a portion (a “Reserved Amount”) of the Royalty Amount for purposes of any pending and unresolved indemnification claims pursuant to this ARTICLE VI or ARTICLE VII (the “Pending Claims”), then upon delivery of written notice to the Seller Representative, of which such written notice shall set forth the amount in cash equal to the Reserved Amount, Buyer may defer the otherwise due delivery of such Reserved Amount and continue to withhold such Reserved Amount that is otherwise due to be delivered pursuant to this Section 2.05(d) until such Pending Claim is finally resolved in accordance with the terms of ARTICLE VIII. Upon the final resolution of any such Pending Claim, (A) if and to the extent that such Pending Claim is finally resolved such that a Buyer Indemnitee (as defined herein) (or the Buyer, in the case of ARTICLE VI) is entitled to indemnification from the Seller Parties pursuant to the terms hereof, Buyer will retain the Reserved Amount and (B) if and to the extent that such Pending Claim is finally resolved such that a Buyer Indemnitee (or the Buyer, in the case of ARTICLE VI) is not entitled to indemnification from the Seller Parties pursuant to the terms hereof, Buyer will release and pay as soon as practically possible to the Seller the Reserved Amount that was due to be delivered pursuant to this Section 2.05.
(e)No Interest. The Parties understand and agree that (i) the rights to receive any Royalty Payments are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property and (ii) no interest is payable with respect to any Royalty Payment.
(f)Tax Treatment. Except for any portion of any Royalty Payments required to be treated as imputed interest for U.S. federal income tax purposes (and state, local, and foreign Tax purposes where applicable) or as otherwise required by applicable Tax Law, any Royalty Payments shall be treated as additional purchase price for U.S. federal income tax purposes (and state, local, and foreign Tax purposes where applicable).
Section 2.06    Serum.
(a)General. At Closing, the Seller Parties will assign to Buyer all intellectual property rights the Seller Parties have in the Serum pursuant to documentation acceptable to Buyer.
Section 2.07    Facial Indication Approval.
(a)General. As contingent additional consideration for the Shares, upon the achievement of the Facial Indication Approval within certain time period, as described below, Buyer shall deliver to the Seller an amount in cash based on the date following the Closing on which the Facial Indication Approval was achieved, as set forth below (each, as applicable, the “Facial Indication Payment”):
(i)If the Facial Indication Approval is achieved on or prior to the date 120 days immediately following the Closing, Buyer shall pay to the Seller a Facial Indication Payment in cash equal to $1,300,000.
(ii)If the Facial Indication Approval is achieved on or after the date 121 days immediately following the Closing, but prior to the date six months immediately following the Closing, Buyer shall pay to the Seller a Facial Indication Payment in cash equal to $1,000,000.
(iii)If the Facial Indication Approval is achieved on or after the date six months and one day immediately following the Closing, but prior to the date 12 months immediately following the Closing, Buyer shall pay to the Seller a Facial Indication Payment in cash equal to $100,000.

(iv)If the Facial Indication Approval is achieved on or after the date 12 months immediately following the Closing, Buyer shall not be required to pay, and Seller shall not be entitled to receive, any Facial Indication Payment.
(b)Notification and Delivery of Facial Indication Approval. The Seller shall promptly notify Buyer in writing after the Facial Indication Approval takes place and shall deliver sufficient documentation and other materials to evidence such occurrence, and the date on which the occurrence took place. Subject to Section 2.07(c) and Section 8.06, within thirty (30) days of notification by Seller of the Facial Indication Approval, Buyer shall deliver or cause to be delivered the Facial Indication Payment to the Seller in accordance with payment instructions provided by Seller to Buyer.
(c)Intentionally omitted.
(d)No Interest. The Parties understand and agree that (i) the rights to receive any Facial Indication Payment is not transferable, except by operation of Laws relating to descent and distribution, divorce and community property and (ii) no interest is payable with respect to any Facial Indication Payment.
(e)Tax Treatment. Except for any portion of any Facial Indication Payment required to be treated as imputed interest for U.S. federal income tax purposes (and state, local, and foreign Tax purposes where applicable) or as otherwise required by applicable Tax Law, any Facial Indication Payment shall be treated as additional purchase price for U.S. federal income tax purposes (and state, local, and foreign Tax purposes where applicable)
Section 2.08    Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from any amounts payable to Seller or any other Person pursuant to this Agreement all Taxes that Buyer or the Company determine are required to be deducted and withheld under any provision of Tax Law. All such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Seller Parties jointly and severally represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.
Section 3.01    Legal Capacity and Authority of Principals. In the case of each Principal, such Principal has the requisite legal capacity and authority to enter into this Agreement, to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Principal, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of each Principal enforceable against such Principal in accordance with its terms.

Section 3.02    Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Arizona and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.
Section 3.03    Capitalization.
(a)The authorized capital stock of the Company consists of 1,000,000 common shares (“Common Stock”), of which 1,000,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.
(b)All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which either Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.
(c)There are no stock certificates evidencing the Shares.
(d)There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.
Section 3.04    No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.
Section 3.05    No Conflicts; Consents. The execution, delivery and performance by each Seller Party of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the consummation of the EE Asset Reorganization do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company or of EE LLC; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller Party or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller Party or the Company is a party or by which any Seller Party or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract or any of the EE Assets) or any Permit affecting the properties, assets or business of the Company or of EE LLC; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company or of EE LLC. Except as set forth in Section 3.05 of the Disclosure Schedules no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller Party or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the EE Asset Reorganization.
Section 3.06    Absence of Certain Changes, Events and Conditions. Since January 1, 2022, the business of the Company has been conducted in the ordinary course of business consistent with past practice, and there has not been, with respect to the Company, any:
(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)amendment of the charter, by-laws or other organizational documents of the Company;
(c)split, combination or reclassification of any shares of its capital stock;
(d)issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
(e)declaration or payment of any dividends or distributions on or in respect of any of its capital stock, except in the ordinary course of business, or redemption, purchase or acquisition of its capital stock;
(f)incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;
(g)transfer, assignment, sale or other disposition of any of the assets or cancellation of any debts or entitlements;
(h)transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice or in connection with the EE Asset Reorganization;
(i)imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(j)hiring or promoting of any person as or to (as the case may be) an officer or hiring or promoting of any employee below officer except to fill a vacancy in the ordinary course of business;
(k)loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;
(l)entry into a new line of business or abandonment or discontinuance of existing lines of business;
(m)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(n)purchase, lease or other acquisition of the right to own, use or lease any property or assets, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice or in connection with the EE Asset Reorganization;
(o)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or
(p)contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 3.07    Material Contracts.
(a)Section 3.07(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.08 of the Disclosure Schedules, being “Material Contracts”):
(i)each Contract of the Company with a customer of the Company
(ii)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;
(iii)all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party;

(iv)all Contracts relating to Indebtedness of the Company;
(v)all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);
(vi)any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;
(vii)all Contracts between or among the Company on the one hand and either Seller, EE LLC or any Affiliate of the Company on the other hand; and
(viii)any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.07.
(b)Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers Parties’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.
Section 3.08    Real Property. The Company does not own any Real Property. Section 3.08 of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.
Section 3.09    Condition and Sufficiency of Assets. The structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Following the consummation of the EE Asset Reorganization, the structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property then-owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the conduct of the business relating to the Acquired Products after the Closing in substantially the same manner as conducted by EE LLC prior to the EE Asset Reorganization.
Section 3.10    Intellectual Property.
(a)Section 3.10(a)-(c) of the Disclosure Schedules contains a complete and accurate list of: (i) all Intellectual Property that is owned by the Company (“Owned Intellectual Property”) and (ii) all Licensed Intellectual Property, (collectively, “Company Intellectual Property”) necessary or reasonably useful to Exploit the Acquired Products, as of both (x) immediately prior to the consummation of the EE Asset Reorganization and (y) immediately following the EE Asset Reorganization.
(b)All Owned Intellectual Property is exclusively owned by Company free and clear of all Encumbrances. With respect to any Licensed Intellectual Property, Company is neither in breach of or default under or has otherwise violated the terms of the IP License. Each IP License (i) is a legal and binding obligation of the Company and the other relevant party thereto, and (ii) is in full force and effect, enforceable against the Company, the other parties thereto, in accordance with the terms thereof.
(c)All of the Company Intellectual Property is valid and enforceable, and are subsisting and in full force and effect. All required filings and fees related to the registered Owned Intellectual Property have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars and are otherwise in good standing. All assignments and other instruments necessary to establish, record, and perfect the applicable member of the Company’s ownership interest in the Owned Intellectual Property have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars. All Owned Intellectual Property, and the filing, prosecution and maintenance thereof, have been and are in compliance with all requirements under applicable Law. Sellers have provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the registered Owned Intellectual Property. Except with respect to assertions of ownership by Skin Actives Scientific, L.L.C., the Company owns all Intellectual Property in the Serum.
(d)The Company has taken all necessary measures, including actions common in the industry, to maintain, protect, secure, preserve and enforce the Owned Intellectual Property, including the secrecy, confidentiality and value of all Confidential Information and Trade Secrets including by requiring all persons having access thereto to execute binding, enforceable, written non-disclosure agreements and implementation and maintenance of appropriate and reasonable security measures. Without limiting the foregoing, none of the Company has made any of its Confidential Information and Trade Secrets that it intended to maintain as confidential available to any other person, except with proper authorization and pursuant to a binding, enforceable, written non-disclosure agreement requiring such person to maintain the confidentiality of such Confidential Information and Trade Secrets.

(e)There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation the Intellectual Property of any Person by the Company; or (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property. Neither of the Sellers nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property.
(f)Except as set forth on Section 3.10(f) of the Disclosure Schedules, to the Knowledge of the Seller Parties, no Person is infringing, misappropriating or violating any of the proprietary rights of the Company in the Owned Intellectual Property. The Owned Intellectual Property is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof.
(g)The Company has complied with all applicable Laws concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. The Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Knowledge of the Seller Parties, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.
(h)Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.
Section 3.11    Inventory. All inventory of the Company consist of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory, including those included in the EE Assets upon the consummation of the EE Asset Reorganization, is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis.
Section 3.12    Insurance. The Seller has provided to Buyer true and complete copies of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. All such Insurance Policies are valid and binding in accordance with their terms and have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.
Section 3.13    Legal Proceedings; Governmental Orders.
(a)There are no Actions pending or, to Seller Parties’ Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against any Seller Party); or (b) against or by the Company or any Seller Party that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company, EE LLC or any of their respective properties or assets, including, without limitation, the EE Assets.
Section 3.14    Compliance With Laws; Permits; FDA Matters
(a)The Company complies with and has complied with all Laws applicable to the Products, and with all Laws that are applicable to the preparation, design, development, sourcing, processing, manufacturing, packaging, labeling, importation, distribution, marketing, promotion, or storage of Products, including but not limited to the FFDCA. All Permits required for the Company to prepare, design, develop, source, process, manufacture, package, label, import, distribute, market, promote, or store the Products have been obtained by the Company and are valid, not expired, and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.14(a) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.14(a) of the Disclosure Schedules.
(b)All Products have been prepared, designed, developed, sourced, processed, manufactured, packaged, labeled, imported, distributed, marketed, promoted, and stored in compliance with all applicable Laws, including but not limited to the FFDCA, and neither the Company nor any of its Representatives have received notice from any Governmental Authority or any other Person alleging the violation of, or failure to comply with, any applicable Law with regard to any Products. The Company conducts and has conducted reasonable due diligence before contracting with, and at reasonable intervals after contracting with any Suppliers to ensure that the Suppliers, their employees and agents, and the materials that are supplied by Suppliers comply with all applicable Laws. There have not been any reportable injuries, adverse events, health- or quality-related complaints or dangerous occurrences relating directly or indirectly to any Products, other than those set forth in Section 3.16(b) of the Disclosure Schedules.

(c)Neither the Company, EE LLC nor any of their respective Representatives, has committed any act, made any statement or failed to make any statement relating to Products, whether directly or indirectly, that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or a similar policy enforced by any other Governmental Authority. Neither the Company nor EE LLC is currently, nor has ever been, a party or subject to the terms of a corporate integrity agreement required by the Office of Inspector General of the United States Department of Health and Human Services or similar agreement or consent order of any other Governmental Authority.
(d)Other than as set forth in Section 3.16(d) of the Disclosure Schedules, there is not and there has not been any adverse inspection, finding of deficiency, finding of non-compliance, 483 observation, It-Has-Come-To-Our-Attention letter, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, penalty, Untitled Letter, Warning Letter, seizure, injunction, debarment, prosecution, or other compliance or enforcement action relating to the Products, the Company, EE LLC, or any of its Representatives, including any actions by (i) FDA, the U.S. Department of Health and Human Services’ Office of the Inspector General, the U.S. Department of Justice, or any attorney general of any state of the United States, or (ii) any other equivalent Governmental Authority in any other jurisdiction. There is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action. All deficiencies and non-conformities discovered during internal audits and inspections have been corrected and resolved.
(e)There have not been any recalls, field actions, corrections, market withdrawals, or removals relating to any Products required by FDA or any other Governmental Authority, or voluntarily initiated by the Company or EE LLC, nor any seizures or adverse regulatory actions taken or threatened, by FDA or any other Governmental Authority relating to the Products or any facilities where any Products are created, manufactured, sold, distributed, licensed, processed, packaged or stored.
(f)Neither the Company, EE LLC nor any of their respective Representatives, has been convicted of, charged with or investigated for a federal or state health care program related offense, or convicted of, charged with or investigated for a violation of federal or state Law related to fraud, abuse, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation of controlled substances, or child abuse or neglect or has been debarred, excluded or suspended from participation in any Federal Healthcare Program, or been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority. Neither the Company nor EE LLC has arranged for nor contracted with (by employment or otherwise) any individual or entity that the Company or EE LLC, as applicable, knows or should know has been convicted of or pled guilty or nolo contendere to any federal or state criminal offense, been fined or subject to any disciplinary action under any state rules of professional conduct or excluded from participation in any Federal Healthcare Program. No exclusion, suspension, or debarment claims, actions, proceedings, audits or investigations are pending or threatened against the Company, EE LLC or any of their respective Representatives relating to Federal Healthcare Programs.

(g)The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.
(h)All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.14(a) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.14(a) of the Disclosure Schedules.
Section 3.15    Environmental Matters. The Company is currently and has been in compliance with all Environmental Laws and has not, and no Seller Party has, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
Section 3.16    Employee Benefit Matters.
(a)Except as set forth on Section 3.16(a) of the Disclosure Schedules, the Company does not have, and has never had, any benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy or program, whether or not reduced to writing, in effect or covering one or more employees of the Company, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, or which is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any material liability for premiums or benefits (each, a “Benefit Plan”).
(b)Nothing has occurred that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.
(c)The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(d)There is no pending or, to Seller Parties’ Knowledge, threatened Action relating to any Benefit Plan, and the Company has not been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(e)Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.
Section 3.17    Employment Matters.
(a)Section 3.17(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.
(b)The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Actions against the Company pending, or to the Seller Parties’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company.
Section 3.18    Taxes.
(a)All Tax Returns required to be filed by or with respect to the Company have been timely filed, and all such Tax Returns are true, complete and correct in all respects. All Taxes required to be paid by or with respect to the Company (whether or not shown on any Tax Return) have been timely paid.
(b)Intentionally omitted.
(c)Since January 1, 2022, the Company has not (i) made or revoked any election in respect of Taxes, (ii) changed any accounting method in respect of Taxes, (iii) prepared any Tax Returns in a manner which is not consistent with the past practice with respect to the treatment of items on such Tax Returns, (iv) filed any amendment to a Tax Return that will or may increase the Tax Liability of the Company after the Closing, (v) incurred any Liability for Taxes other than in the ordinary course of business, (vi) settled any claim or assessment in respect of Taxes, (vii) consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Authority, or (viii) surrendered any right to claim a refund of Taxes.
(d)There is no Action that is commenced, ongoing, pending, or threatened in respect of any Taxes of or with respect to the Company or for which the Company may be liable, and no notice from any Governmental Authority indicating an intent to open an Action pertaining to Taxes of or with respect to the Company has been received. No Governmental Authority is now asserting or threatening to assert against the Company any claim for additional or unpaid Taxes, and there is no basis for the assertion by any Governmental Authority of any such claim for additional or unpaid Taxes.
(e)No claim has been made by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(f)The Company has not entered into an agreement or waiver extending any statute of limitations with respect to Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, or entered into any closing agreement under applicable Tax Law. No power of attorney granted by the Company with respect to any Taxes is currently in force.
(g)The Company is not a party to, bound by, or has any obligation under any Tax allocation Contract, Tax sharing Contract, Tax indemnity Contract, or other similar Contract relating to Taxes.
(h)The Company is not a party to any Contract that has resulted, or reasonably could result, individually or in the aggregate, in (i) the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, or (ii) an obligation to indemnify, gross-up, or otherwise compensate any Person, in whole or in part, for the interest or additional Tax set forth under Sections 409A or 4999 of the Code that is imposed on such Person or any other Person.
(i)Except Encumbrances for current Taxes not yet due and payable, (i) there are no Encumbrances for unpaid Taxes on the assets or properties of the Company and (ii) no claim for unpaid Taxes has been made by any Governmental Authority that could give rise to any such Encumbrance.
(j)The Company has withheld or collected and paid over to the appropriate Governmental Authorities all Taxes required by Law to be withheld or collected, including withholding of Taxes on wages paid to employees and pursuant to Sections 1441 and 1442 of the Code or other similar provisions under any state, local, or foreign Laws. The Company has properly received and maintained any and all certificates, forms, and other documents required by Law for any exemption from withholding and remitting any Taxes and has complied with all information reporting requirements, including IRS Forms 1099 and W-2 (and any state, local, or foreign equivalent forms) that are required to have been filed with the appropriate Governmental Authorities or provided to the appropriate Persons.
(k)True, complete, and correct copies of the following have been delivered to Buyer prior to the date hereof: (i) all U.S. federal, state, local, and foreign income and franchise Tax Returns and material other Tax Returns of the Company for Tax periods ending on or after December 31, 2018, and (ii) all audit or examination reports, notices of proposed adjustments, statements of deficiencies, or similar correspondence with respect to the Company.
(l)The Company will not be required to include any item of income in, or exclude any item of deduction from, any taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (vii) forgiveness or modification of any indebtedness prior to the Closing.
(m)The Company has not been a member of an affiliated, aggregate, combined, consolidated, unitary, or similar group for purposes of filing any Tax Return or otherwise has any potential Liability with respect to the Taxes of any other Person as a result of having been a member of an affiliated, aggregate, combined, consolidated, unitary, or similar group for Tax purposes, including pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law). The Company has no Liability for Taxes of any other Person as a transferee, successor, by Contract, or otherwise.
(n)The Company does not have a permanent establishment (within the meaning of any applicable Tax treaty or convention) or an office or fixed place of business in a country other than the country in which it is organized.
(o)The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction intended or purported to be governed, in whole or in part, by Section 355 or 361 of the Code (or any corresponding or similar provision of state, local, or foreign Law).
(p)The Company does not have any Deferred COVID-19 Taxes.
(q)The Company made a valid election to be an S corporation pursuant to Section 1362 of the Code (and valid state and local S corporation elections, where applicable) and has been a valid S corporation for all U.S. federal income tax purposes (and state and local Tax purposes, where applicable) at all times since the date of its formation. No Governmental Authority has challenged or is challenging the Company’s qualification as an S corporation.
(r)The Company does not have any Indebtedness.
Section 3.19    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller Party.
Section 3.20    Full Disclosure. No representation or warranty by Seller Parties in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
Section 3.21    Bank Account at Closing. At Closing, Company’s primary bank account (the “Account”) will have a balance of at least $20,000.00. The Parties acknowledge that pursuant to normal business operations, the Account typically has a balance of approximately $40,000.00, but it will only have $20,000.00 at Closing due to Seller retaining $20,000.00 in connection with fees expended on Buyer’s behalf prior to Closing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.
Section 4.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by both Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section 4.02    Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the offer and sale of the Shares is not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.
Section 4.03    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
Section 4.04    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Total Sale Consideration (including any Royalty Payments may become payable by Buyer under Section 2.05 of this Agreement) and consummate the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS
Section 5.01    Confidentiality. From and after the Closing, Sellers shall, and shall use its reasonable best efforts to cause its respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If either Seller or its respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 5.02    Non-Competition; Non-Solicitation; Non-Disparagement.
(a)For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Seller Parties shall not, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, any Seller Party may, without violating this Section 5.02(a): (i) engage in any Permitted Activity and (ii) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 3% or more of any class of securities of such Person.
(b)During the Restricted Period, Seller Parties shall not directly or indirectly, hire or solicit any employee of the Company, Buyer or Parent, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.02(b) shall prevent Sellers from hiring (i) any employee whose employment has been terminated by the Company, Buyer or Parent or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c)Seller Parties shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Buyer, Parent, the Company, or any of their respective Affiliates, or any of their respective employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future.
(d)Seller Parties acknowledge that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller Parties of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(e)Seller Parties acknowledge that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 5.03    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, no Seller Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.
Section 5.04    Real Property. As promptly as reasonably practicable following the date hereof, the Sellers Parties shall use commercially reasonable efforts to cause the Company to be removed as a party (whether as a tenant, obligor or otherwise) to any lease arrangement concerning the Real Property.
Section 5.05    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
Section 5.06    Transfer of Permits. Upon request by Buyer, the Seller Parties shall submit, or cause to be submitted, as applicable, any appropriate and necessary documentation to FDA required to give effect to the transfer of the Permits as contemplated by this Agreement and the EE Asset Reorganization.
ARTICLE VI
TAX MATTERS
Section 6.01    S Corporation Tax Returns.  Seller shall, at its sole cost and expense, prepare or cause to be prepared and timely file or cause to be timely filed any (a) any U.S. Internal Revenue Service Form 1120-S (U.S. Income Tax Return for an S Corporation) of the Company for any Tax period ending on or prior to the Closing Date, and (b) any state or local Tax Return of the Company for income or similar Taxes imposed on Seller on a “flow-through” basis for any Tax period ending on or prior to the Closing Date, in each case, that is required to be filed after the Closing Date. Each such Tax Return shall be prepared in accordance with past custom and practice of the Company, except as otherwise required by applicable Laws. At least 30 days prior to the due date for filing any such Tax Return, Seller shall deliver such Tax Return, together with all supporting documentation and workpapers, to Buyer for Buyer’s review, reasonable comment, and approval (such approval not to be unreasonably withheld, conditioned, or delayed), and Seller shall incorporate and include any reasonable comments that are provided by Buyer to Seller in writing at least 5 days prior to the due date for filing such Tax Return.
Section 6.02    Straddle Period. In the case of Taxes that are payable with respect to a Tax period that begins on or before and ends after the Closing Date (each such Tax period, a “Straddle Period”), the portion of any such Taxes that are allocated to the Pre-Closing Tax Period of such Straddle Period for purposes of this Agreement shall be determined as follows:
(a)in the case of any real property, personal property, or similar ad valorem Taxes (“Property Taxes”), the amount of such Property Taxes allocated to the Pre-Closing Tax Period of such Straddle Period will be deemed to be the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and

(b)in the case of Taxes based upon income, sales, revenue, production, or similar items, or any other Taxes that are not Property Taxes, the amount of any such Taxes allocated to the Pre-Closing Tax Period of such Straddle Period will be deemed to be the amount which would be payable based on an interim closing of the books as of and including the Closing Date.
(c)To the extent that Taxes are payable in advance (e.g., for a privilege period) and the gross receipts, income, operations, assets, margin, or capital comprising the base of such Tax is measured during a different Tax period, such Taxes shall be apportioned to the relevant Tax period during which the base of such Tax is measured, and if the Tax period to which such Tax is so allocated is a Straddle Period, then such Tax shall be determined in the manner set forth in Section 6.02(a) or (b), as applicable.
Section 6.03    Transfer Taxes. Seller will pay and be responsible for any and all sales, use, excise, value added, transfer, stamp, documentary, filing, recordation, registration, real estate transfer, or other similar Taxes resulting from, relating to, or arising in connection with the transactions contemplated by this Agreement, including the EE Asset Reorganization (“Transfer Taxes”). Seller at its own expense will file, or cause to be filed, all necessary Tax Returns and other documentation with respect to any Transfer Taxes.
Section 6.04    Cooperation and Exchange of Information. Each Seller Party and Buyer will, and will cause its Affiliates to, provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return of or with respect to the Company or in connection with any Action in respect of Taxes of or with respect to the Company. Such cooperation will include the retention and (upon the request of the other Party) the provision of records and information that are reasonably relevant to any such Tax Returns or Action and making advisors or employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Seller Party agrees to, and agrees to cause its Affiliates to, (a) retain all books and records in its possession with respect to Tax matters relating to the Company for any Tax period beginning on or before the Closing Date until the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other in writing of such extensions for the respective Tax periods, and (b) if Buyer requests prior to the expiration of such statute of limitation period that such books and records be transferred to Buyer, such Seller Party will, and will cause its Affiliates to, allow such Buyer to take possession of such books and records. Each Seller Party will give prompt written notice to Buyer if such Seller Party (or its Affiliates) receives any communication or notice with respect to any Action relating to the Taxes of or with respect to the Company that, if pursued successfully, could result in or give rise to, or could reasonably be expected to result in or give rise to, liability of the Company, Buyer, or any of its Affiliates for Taxes.
Section 6.05    Tax Treatment of EE Asset Reorganization. For U.S. federal income tax purposes (and state and local Tax purposes, where applicable), each Party agrees to treat the EE Asset Reorganization in the following manner: (a) as a distribution of the EE Assets from EE LLC to Mrs. Groop; (b) immediately following such distribution of the EE Assets, as a transfer by gift of the EE Assets from Mrs. Groop to Seller; and (c) immediately following such gift transfer of the EE Assets, as a contribution of the EE Assets by Seller to the Company. Except as required by a “determination” within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of state or local Tax Law), each Party agrees (y) it will, and will cause each of its Affiliates and the Company to, report and file all Tax Returns in all respects and for all purposes consistent with the tax treatment set forth in this Section 6.05, and (z) it will not, and will not permit any of its Affiliates or the Company to, take any position for Tax purposes (whether in any Tax proceeding or otherwise) that is inconsistent with the treatment set forth in this Section 6.05; provided, however, that no Party, its Affiliates, or the Company shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax proceedings in connection with such tax treatment.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(b)Seller Parties shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05.
Section 1.01Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)The representations and warranties of Seller contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)No Action shall have been commenced against Seller, EE LLC or the Company which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(f)Buyer shall have received all the deliverables set forth under Section 2.03(b).
(g)Seller shall have delivered to Buyer an IRS Form W-9 of Seller certifying that Seller is not subject to U.S. federal backup withholding tax, duly executed and dated as of the Closing Date.
(h)Buyer shall have received a certificate, dated the Closing Date and signed by the Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.
(i)Buyer shall have received a certificate, dated the Closing Date and signed by the Seller, certifying that attached thereto are (a) true and complete copies of the charter and bylaws of the Company, (b) true and complete copies of all necessary resolutions adopted by the board of directors or the stockholders of the Company and of EE LLC, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (c) the names and signatures of the officers of each of the Company and of EE LLC authorized to sign this Agreement, and the other documents to be delivered hereunder and thereunder.
Section 7.02    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(a)The representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and to be performed or complied with by it prior to or on the Closing Date.
(c)Seller shall have received all the deliverables set forth under Section 2.03(a).

ARTICLE VIII
INDEMNIFICATION
Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.10, Section 3.19, Section 4.01, and Section 4.03 shall survive for thirty-six (36) months and the representations and warranties in Section 3.20 shall survive until the expiration of the applicable statute of limitations plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 8.02    Indemnification By Seller Parties. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Seller Parties shall jointly and severally indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Seller Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller Parties pursuant to this Agreement (other than in respect of Section 3.18, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller Parties pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI);
(c)any Transaction Expenses outstanding as of the Closing;
(d)Pre-Closing Taxes;
(e)the EE Asset Reorganization;
(f)the Facial Indication Approval;

(g)any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, relating to any Benefit Plan;
(h)any liabilities, obligations (including rent or similar fees or penalties) or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, relating to the Real Property.
Section 8.03    Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Buyer shall indemnify and defend each of the Seller Parties and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).
Section 8.04    Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(a)Seller Parties shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds 0.5% of the Total Sale Consideration, in which event Seller Parties shall be required to pay or be liable, in each case jointly and severally, for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) as it pertains to representations and warranties other than those set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.10, Section 3.18 and Section 3.19 shall not exceed 20% of the Total Sale Consideration.
(b)For purposes of this ARTICLE VIII (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05    Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.
(a)Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller Party, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, (y) seeks an injunction or other equitable relief against the Indemnified Party or (z) pertains to Taxes. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Seller Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(b)Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 8.06    Payments.

(a)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, subject to Section 8.06(b), the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.
(b)Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied (i) first, but in Buyer’s sole discretion, (A) as described in Section 2.05(d), by set off against unpaid Royalty Payments (as may have been reduced to the extent payments have already been made to the Seller in accordance with Section 2.05(c)), and (B) as described in Section 2.07, by set off against the unpaid Facial Indication Payment (to the extent payment has already been made to the Seller in accordance with Section 2.07), and (ii) jointly and severally by the Seller Parties.
Section 8.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Total Sale Consideration for Tax purposes, unless otherwise required by Law.
Section 8.08    Exclusive Remedies. Subject to Section 5.02 and Section 10.11, the parties hereto acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Buyer’s failure to pay any amounts set forth in this Agreement, fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.
ARTICLE IX
TERMINATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Seller and Buyer;
(b)by Buyer by written notice to Seller if:
(i)Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII; or

(ii)any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the date three days following the date first written above, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)by Seller by written notice to Buyer if:
(i)Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII; or
(ii)any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the date three days following the date first written above, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in this ARTICLE IX and Section 5.01 and ARTICLE X hereof and (b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.
ARTICLE X
MISCELLANEOUS
Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller Representative:	Larry Groop [*****] [*****] E-mail: [*****]
with a copy to:	Galbut Beabeau, P.C. 6720 N. Scottsdale Road, Suite 305 Scottsdale, Arizona 85253 E-mail: [*****] Attention: Charles Morrow, Esq.
If to Buyer:	Edge Systems Intermediate, LLC c/o The Beauty Health Company 2165 Spring Street Long Beach, CA 90806 E-mail: [*****] Attention: Paul Bokota
with a copy to:	Reed Smith LLP 599 Lexington Avenue, 22nd Floor New York, NY, 10022 E-mail: [*****] Attention: Herb Kozlov, Esq.
Section 10.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.02(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06    Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of both Buyer and the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Buyer may, without the prior written consent of the Seller Representative, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.08    No Third-Party Beneficiaries. Except as provided in Section 6.02 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE COUNTY OF LOS ANGELES, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH

HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
Section 10.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 10.13    Seller Representative
(a)In order to administer efficiently the matters contemplated by this Agreement, each of the Seller Parties, by such Seller’s execution and delivery of this Agreement, hereby appoints and constitutes Dr. Lawrence Groop as such Seller Party’s true and lawful representative, agent and attorney-in-fact, with full power of substitution and re-substitution, to act for and on behalf of such Seller Party for the purpose of taking any and all actions by such Seller Party specified in or contemplated by this Agreement, including as representative, agent and attorney-in-fact for such Seller (i) to grant any consent, approval or waiver under this Agreement; (ii) to receive all agreements, certificates and other documents to be delivered by Buyer at the Closing pursuant to this Agreement; (iii) to negotiate, settle, compromise or defend all indemnification claims brought by or against the Seller Party pursuant to ARTICLE VII;

(iv) to execute and deliver any amendment or waiver of any provision of this Agreement pursuant to Section 8.09; (v) to give and receive notices or service of process on behalf of such Seller Party under this Agreement; (vi) (A) to receive as agent for, and on behalf of and for the benefit of, such Seller any and all payments and other amounts to be remitted by Buyer to such Seller Party and (B) to pay, on behalf of such Seller Party, any and all payments and other amounts to be remitted by such Seller Party to Buyer hereunder; and (vii) to do each and every act and exercise any and all rights which such Seller Party is permitted or required to do or exercise under this Agreement (the “Seller Representative”).
(b)The Seller Representative hereby accepts his appointment as the Seller Representative hereunder and agrees that he shall not be entitled to any fee or other compensation for the performance of the Seller Representative’s services hereunder.
(c)Any decision, act, consent or instruction of the Seller Representative under this Agreement (each, an “Authorized Action”) shall constitute a decision of each Seller Party and shall be final, binding and conclusive upon each Seller Party, and Buyer shall be entitled to rely conclusively without inquiry or verification upon any such Authorized Action as being the decision, act, consent or instruction of each Seller Party. Each Seller Party agrees to pay, and to indemnify and hold harmless, each of the Buyer Indemnitees from and against any Losses which they may suffer, sustain or become subject to as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against any Seller. In addition, each Seller Party hereby releases and discharges Buyer from and against any Losses arising out of or in connection with the Seller Representative’s failure to distribute any amounts received by the Seller Representative on behalf of the Seller Parties to the Seller Parties.
(d)The power of attorney granted hereby (i) is coupled with an interest, in that the Seller Representative has an interest in the subject and scope of such power of attorney, (ii) shall survive and not be affected by the subsequent death, incapacity, disability, dissolution, termination or bankruptcy, as applicable, of any Seller Party, (iii) shall be binding upon the successors, assigns, heirs, executors, administrators, legal representatives and beneficiaries, as applicable, of each of the Seller Parties and (iv) is being relied on by Buyer in connection with Buyer’s willingness to enter into this Agreement and to consummate the Closing.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLER PARTIES:

/s/ Lawrence Groop
DR. LAWRENCE GROOP

/s/ Kristin Groop
KRISTIN GROOP

ESTHETIC EDUCATION, LLC

By: /s/ Kristin Groop
Name: Kristin Groop
Title: Member

BUYER:

EDGE SYSTEMS INTERMEDIATE, LLC

By: /s/ Liyuan Woo
Name: Liyuan Woo
Title: Chief Financial Officer
    (Signature Page – Stock Purchase Agreement)

ANNEX A
EE ASSETS
1.Sales and inventory of BioLock devices and cartridges;
2.US Patent No. 10010708 (microneedle cartridge and nosecone assembly) related to SkinStylus SteriLock system and SkinStylus Biolock system;
3.US Patent No. 10137289 (microneedle cartridge and nosecone assembly) related to SkinStylus SteriLock system;
4.US Patent No. 11213665 (angled microneedle cartridge) (an angled cartridge for burn victims not associated with the  SkinStylus SteriLock system);
5.US Trademark 5305276 for “SteriLock”;
6.Application (Serial No. 97711789) for US Trademark 4694821 for “SkinStylus”
7.US Patent 20200147359 (Serial Number US 16/186,576)
8.All instructions books, manuals and syllabi, whether written and recorded visual and/or recorded audio, on how to perform the Skinstylus microneedling treatments and other actions associated with EE Assets.
9.All other assets necessary to conduct the business associated with the Acquired Products.
10.All Permits necessary to own the assets listed above.

    (Annex A)

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)
Not Material And (II) Would Likely Cause Competitive Harm To The Company If Publicly Disclosed

ANNEX B
RETAINED EE ASSETS

[*****]

    (Annex B)

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)
Not Material And (II) Would Likely Cause Competitive Harm To The Company If Publicly Disclosed

ANNEX C
PERMITTED ACTIVITIES

[*****]
    (Annex C)

Certain Identified Information Has Been Excluded From The Exhibit Because It Is Both (I)
Not Material And (II) Would Likely Cause Competitive Harm To The Company If Publicly Disclosed

EXHIBIT A
FORM OF CONSULTING AGREEMENT
(Attached)

[*****]

    (Exhibit A)